UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 4

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MYLAN LABORATORIES INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1211621

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1500 Corporate Drive Canonsburg, PA	15317

(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: ☐

Securities Act registration statement file number to which this form relates: 001-9114

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Share Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of the Registrant’s Securities to be Registered.
Item 2. Exhibits.
SIGNATURE

Item 1. Description of the Registrant’s Securities to be Registered.

     Mylan Laboratories Inc., a Pennsylvania corporation (the “Company”), and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), entered into an Amendment No. 3 to Rights Agreement dated as of September 8, 2004 (the “Amendment”), amending the Rights Agreement dated as of August 22, 1996, as amended as of November 8, 1999 and August 13, 2004 (as so amended, the “Rights Agreement”), by and between the Company and the Rights Agent. The Amendment temporarily reduces from 15% to 10% the threshold at which the Rights (as defined in the Rights Agreement) will become immediately exercisable. According to the Rights Agreement, as soon as a person or group becomes the beneficial owner of 10% of the Company’s outstanding common stock, the Rights are automatically triggered. The duration of the decreased threshold is limited to the earlier of the consummation or termination of the pending acquisition of King Pharmaceuticals, Inc.

     A copy of the Amendment has been filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission (the “Commission”) on September 9, 2004, and the Amendment is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

     The information included under the caption entitled “Item 1. Description of the Registrant’s Securities to be Registered” in each of the following registration statements is incorporated herein by reference: (i) Form 8-A, filed with the Commission on September 3, 1996; (ii) Form 8-A/A, filed with the Commission on March 31, 2000, and (iii) Form 8-A/A filed with the Commission on August 16, 2004.

Item 2. Exhibits.

No.	Description
1	Amendment No. 3 to Rights Agreement, dated as of September 8, 2004, by and between the registrant and American Stock Transfer & Trust Company, filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the registrant on September 9, 2004, and incorporated herein by reference.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf of the undersigned, thereto duly authorized.

MYLAN LABORATORIES INC.
By:	/s/ Edward J. Borkowski
	Name:	Edward J. Borkowski
	Title:	Chief Financial Officer

Date: September 9, 2004